Exhibit 99.2

SECOND AMENDMENT TO

8.5% CONVERTIBLE DEBENTURES DUE SEPTEMBER 29, 2004

This Second Amendment to 8.5% Convertible Debentures Due September 29, 2004 (this “Amendment”) is dated September 17, 2002, by and among Cygnus Inc., a Delaware corporation (the “Company”), and each Holder, as defined below, and is made with reference to those certain Series of 8.5% Convertible Debentures Due September 29, 2004, as Amended (the “Amended Debentures”), between the Company and each holder named therein (together with any assignees of such holders, the “Holders”).  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Amended Debentures.

AGREEMENT

For consideration, the adequacy of which is hereby acknowledged by all parties, the parties hereto hereby agree to the following:

1.                                      Definition.  As used in the Amended Debentures, the following term shall have the following meaning:

“Relevant Floor Price” shall mean: (i) $3.50 for the period from September 16, 2002  through December 31, 2002; and (ii) $2.00 commencing January 1, 2003 through March 31, 2003.

2.             Amendment to Section 7(d) of the Amended Debentures.  The parties hereby amend and restate Section 7(d) of each Amended Debenture in its entirety as follows:

“In the event, from September 16, 2002 to March 31, 2003, the Company issues or sells any shares of Common Stock or securities which are convertible into or exchangeable for its Common Stock or any convertible securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or any such convertible securities (other than shares issued pursuant to agreements existing on the date hereof, and any amendments thereto, to issue shares pursuant to shelf registrations; shares of Common Stock issued or issuable to employees, consultants or directors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company; and capital stock, or options or warrants to purchase capital stock, issued to strategic partners of the Company including, without limitation, Sankyo Pharma Inc. and Sankyo Co.) at an effective purchase, conversion or exercise price per share which is less than either the then current Market Price (equal to the closing bid price for the Common Stock on the date of issuance or sale), or the Relevant Floor  Price then in effect, then the amounts specified in each clause (x) of

Section 5(c) of the Amended Debenture (the “Minimum Conversion Prices”) in effect immediately prior to such issue or sale shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying such Minimum Conversion Prices by a fraction, (x) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at the Market Price or Relevant Floor Price then in effect, as the case may be; and (y) the denominator of which is the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

For the purposes of each of the foregoing adjustments, in the case of the issuance of any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock (“Convertible Securities”), the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

For purposes of each of the foregoing adjustments, if an event occurs which triggers more than one of the above adjustment provisions, then only one adjustment shall be made and the calculation method that yields the greatest downward adjustment in the Conversion Price shall be used.”

3.                                      Entire Agreement; Amendment. This Amendment contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Amendment may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

4.                                      Governing Law. This Amendment, shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements executed and to be performed entirely within such State.

5.                                      Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.                                      Authorization.  The parties hereby represent and warrant to each other that the signatories hereto have full power and authority to sign this

Amendment for an on behalf of the entities for which they purport to be signing and that their signatures hereto shall be binding and enforceable upon the purported parties hereto.

All other terms and provisions of the Agreement shall remain the same and in full force and effect.

[Signature Page Follows]

                The parties have executed this Second Amendment to 8.5% Convertible Debentures Due September 29, 2004, as amended, as of the date first written above.

CYGNUS, INC.

By:	/s/ John C Hodgman
John C Hodgman
President and Chief Executive Officer

INVESTORS:

DeAm Convertible Arbitrage Fund, Ltd.

By:	/s/ Maurice Hryshko
Print Name:	Maurice Hryshko
Title:	Counsel

Halifax Fund, L.P.

By:	/s/ Maurice Hryshko
Print Name:	Maurice Hryshko
Title:	Counsel

Lancer Securities Cayman, Ltd.

By:	/s/ Maurice Hryshko
Print Name:	Maurice Hryshko
Title:	Counsel

Palladin Partners I, L.P.

By:	/s/ Maurice Hryshko
Print Name:	Maurice Hryshko
Title:	Counsel

Palladin Overseas Fund Limited

By:	/s/ Maurice Hryshko
Print Name:	Maurice Hryshko
Title:	Counsel